EXHIBIT (f)(v)

Queensland Government Response to the Independent Commission of Audit Final Report Entitled

“A Plan – Better Services for Queenslanders”

A Plan—Better Services for Queenslanders

Queensland Government Response to the Independent Commission of Audit Final Report April 2013

www.qld.gov.au/betterservices

Great state. Great opportunity.

APlan:BetterServicesforQueenslanders

QueenslandGovernmentResponsetotheIndependentCommissionofAuditFinalReport

On 26 March 2012, as promised during the election, the Government established an Independent Commission of Audit (the Independent Commission) to provide advice on Queensland’s current and forecast financial position and recommend strategies to strengthen the economy, restore the State’s financial position and to ensure value for money in service delivery. The Terms of Reference were publicly released.

The Independent Commission’s Interim Report was released in June 2012, and focussed on the immediate fiscal repair task – that was, addressing the unsustainable gap between expenditure and revenue growth and the consequent rapid rise in State debt. The Government took steps to address these issues in the 2012-13 Budget.

The Independent Commission delivered its Final Report in February 2013. The Final Report is focussed on the role and operations of Government in a modern economy.

The Queensland Government’s overarching economic strategy is unashamedly pro-growth. A strong and vibrant economy is essential to improving the well-being of Queenslanders. Without economic growth, the State will not have the income to meet the service delivery aspirations of its citizens.

To rebuild revenues, the Government has already changed the economic focus of Queensland by concentrating its efforts on “supercharging” the real strengths of our state—the four pillars of tourism, construction, resources and agriculture.

From an economic perspective, the Report concludes that a key action a State Government can take to lift economic performance is to ensure that it is operating as efficiently as possible. Higher public sector productivity will reduce: (a) the level of taxes required to deliver a given range of services; (b) the cost of doing business for firms using those services; and (c) the relative size of the public sector, and therefore competition for scarce skilled labour and capital.

The Final Report makes recommendations on the sale of Government businesses.

However, the Final Report is about much more than the sale of Government businesses. Indeed, out of 155 recommendations, only 5 relate to the sale of Government businesses.

The Final Report is fundamentally about ways in which the quality and quantity of front-line services can be improved, including models that make better use of the skills, capacity and innovation of the private and ‘not for profit’ sectors.

It also makes recommendations on changes to the way the public service is structured, organised and managed to be more flexible, responsive and efficient in supporting service delivery in a modern 21st century economy.

The Queensland Government wants to be able to provide more services to Queenslanders and improve the quality of those services.

However, States face a growing demand for services and increased spending in an environment in which the revenue outlook is weak and the options available to the States are limited. As a society, we face difficult choices. Queensland cannot be a low tax State and at the same time succumb to pressure to lift spending to levels determined by Canberra—the maths doesn’t work.

The Queensland Government’s view is that the best way to expand and improve services is to fundamentally change the way in which its services are structured and managed.

Today in Queensland, there are Queenslanders who need services and are not receiving them because the way we deliver them has not changed for decades. There are public servants who want to do more for their fellow Queenslanders but haven’t been provided with the tools to help them to do it. There are

Queensland Government Response to the Independent Commission of Audit Final Report 1

private sector operators and non-Government organisations that have new ideas and ways of approaching problems that aren’t being heard. This has to change. The Government has to become the “enabler” not the “doer”.

The Government’s response to the Final Report is also about ensuring the Queensland public sector is the best public service in Australia, delivering services to all Queenslanders.

Government has accepted the overwhelming majority of the recommendations in the Final Report. In many cases, it is possible to identify examples which already put the Government on the path to implementation. In other cases, recommendations that imply major change represent what has been standard practice in some other States for many years.

Nonetheless, the implementation task will be considerable and will need to be staged. Some recommendations can be implemented quickly. Others will take several years or will be ongoing in nature.

Many of the recommendations relate to “contestability”. Contestability is not an outcome.

Contestability is a process where Government tests the market to ensure it is providing the public with the best possible solution at the best possible price.

The Government is determined to transition to the “enabler”. It does not always need to be the provider. In a modern Queensland, citizens care much less about who is the provider – they care about access, quality and timeliness of the services they receive. They care about real outcomes, not bureaucratic inputs.

Implementing these recommendations will require new skills and capabilities in parts of the public service. We are committed to helping our people develop those skills.

The Government response represents the most significant transformation of the public sector in

Queensland for four decades. It is a plan for better government services for Queenslanders by increasing productivity and enhancing service delivery.

The Independent Commission’s Final Report represents a significant and positive step towards the Government fulfilling the five pledges it made to the people of Queensland on entering office—grow a four-pillar economy, lower the cost of living, deliver better infrastructure, revitalise front-line services and restore accountability in Government.

This is a plan for Queensland’s future. It’s unashamedly about again making Queensland the best state in Australia. It’s about making this the best government in Australia: efficient, effective and totally committed to delivering for the people of Queensland.

It’s a plan to reinvigorate the state’s economy, making the most of our natural resources and the talents of our people while ensuring we protect essential services and those who need a helping hand. It’s about being up-front and honest about our vision. It’s about securing a bright future for our kids, and the generations to follow. It’s about making this a Great State, with Great Opportunity.

The Hon. Campbell Newman MP The Hon. Tim Nicholls MP Premier of Queensland Treasurer and Minister for Trade

2	Queensland Government Response to the Independent Commission of Audit Final Report

Commission of Audit recommendation Queensland Government response

B1 GOC Model

1A single Shareholding Minister be appointed for all Not Accepted

Government Owned Corporations (GOCs). The The Government does not accept this recommendation responsibility of the shareholding Minister would be as it considers that at this time the two shareholder to act in the interests of the Queensland public, as model strikes the appropriate balance, but will ultimate owners of the GOC assets, to protect and continue to monitor the model to ensure that it is enhance shareholder value of GOC assets. efficient and cost effective. The Government acknowledges that ongoing work is required to ensure

that Ministerial roles are clearly identified and

understood.

2	An Office of the Shareholding Minister be Not Accepted

established to support the Minister discharging The Government does not accept this recommendation shareholder responsibility on behalf of the in light of its position on Recommendation 1. However,

Queensland public. it is noted that the Commercial Monitoring function within Queensland Treasury and Trade which

administers the Government Owned Corporations Act

1993 will continue to brief all shareholding Ministers on

GOC performance.

3	The Government Owned Corporations Act 1993 be Accepted

amended to provide for a maximum term for the The Government accepts this recommendation as a

Chair and members of a Government Owned principle of good corporate governance.

Corporation board of no more than 10 years.

4	The shareholding Minister prepare a report to be Accepted

included in annual budget documentation showing The Government accepts this recommendation and all Community Service Obligations (CSOs) and other notes that the State Budget Papers already incorporate non-commercial policy objectives that Government details of concessions provided across Government.

Owned Corporations are required to perform at the For the 2013-14 State Budget, work is underway to direction of Government. The report would present identify and include details of all forms of support the estimated cost of the CSO and non-commercial provided to different parts of the community through policy directives and their impact on: The Budget; government owned corporation activities.

The financial performance of the GOCs (especially

dividend and tax equivalent payments).

5	The shareholding Minister identify Community Accepted

Service Obligations or non commercial policy The Government accepts this recommendation where objectives currently delivered through Government it can be demonstrated it is administratively efficient to

Owned Corporations, such as concessional prices, do so.

that could be converted to assistance payments paid

directly from the budget to target customers.

6	Governance arrangements for Government Owned Accepted

Corporations (GOCs) be further reviewed to assess The Government accepts this recommendation and their continuing relevance and applicability once any notes that Queensland Treasury and Trade has

Government decisions relating to the Commission’s commenced a review of the Government Owned other recommendations on GOCs have been Corporations Act 1993 as part of a broader review of implemented. the GOC model to identify the most appropriate

governance framework within which to manage the

GOC businesses.

Queensland Government Response to the Independent Commission of Audit Final Report 3

	Commission of Audit recommendation	Queensland Government response
B2 Energy		
7	When market conditions are favourable, the Government divest its electricity generation assets. Factors which will impact the timing of divestment include the carbon tax, other carbon abatement measures and generation capacity in the National Electricity Market.	*For further consideration* The Government does not currently have a policy to sell Government businesses, and remains fully committed to seeking a mandate from the Queensland people before divesting itself of any Government business. However, the Government believes such a proposal is worthy of an open and transparent community debate to establish its viability and to inform stakeholders of the costs and benefits of Government owning such businesses, noting these also come with significant financial risks in the context of a modern economy. While divestment is an effective way of reducing Queensland's oppressive debt and restoring the State's financial strength and security, the Government will undertake further detailed investigation of this particular proposal to ensure that the debate is fully informed before making any decision. The Government also notes the findings of the Commission of Audit in relation to the constraints imposed by Government ownership of these businesses and in relation to any timing of divestment. Regardless of the outcome of these considerations, the Government will ensure that the businesses are running as efficiently and effectively as possible, and will adopt a prudent approach in ensuring decisions are not taken that could erode the value that could be realised for the benefit of Queenslanders in the context of any possible future sale.
8	Electricity distribution and transmission assets be divested at a time set to align with regulatory re-set periods and favourable market conditions.	*Not Accepted* The Government will not be divesting its electricity distribution and transmission businesses – namely, Ergon, Energex and Powerlink - during its current term of office and will not be seeking a mandate to do so at the next election. The Government does not currently have a policy to sell Government businesses, and remains fully committed to seeking a mandate from the Queensland people before divesting itself of any Government business. However, the Government will investigate alternative ways of funding the future expansion of infrastructure.

4 Queensland Government Response to the Independent Commission of Audit Final Report

Commission of Audit recommendation Queensland Government response

9 Either separately or in conjunction with other For further consideration electricity assets, residual retail electricity functions The Government does not currently have a policy to be divested in order to maximise the value of the sell Government businesses, and remains fully business for taxpayers. committed to seeking a mandate from the Queensland people before divesting itself of any Government

business. However, the Government believes such a

proposal is worthy of an open and transparent

community debate to establish its viability and to

inform stakeholders of the costs and benefits of

Government owning such businesses, noting these also

come with significant financial risks in the context of a

modern economy.

While divestment is an effective way of reducing

Queensland’s oppressive debt and restoring the State’s

financial strength and security, the Government will

undertake further detailed investigation of this

particular proposal to ensure that the debate is fully

informed before making any decision. The Government

also notes the findings of the Commission of Audit in

relation to the constraints imposed by Government

ownership of these businesses and in relation to any

timing of divestment.

Regardless of the outcome of these considerations, the

Government will ensure that the businesses are

running as efficiently and effectively as possible, and

will adopt a prudent approach in ensuring decisions are

not taken that could erode the value that could be

realised for the benefit of Queenslanders in the context

of any possible future sale.

10	For the period that they remain in government Accepted

ownership, the generation businesses be required to The Government accepts this recommendation and achieve higher rates of return through increased notes the Shareholding Ministers wrote to both GOC efficiencies, better capital management and generators in September 2012 outlining their operational cost savings. expectation for financial and non-financial performance in 2012-13 and beyond, including that the focus of

business strategy should be one of cost and

performance efficiencies. However, the Government

will carefully monitor the pursuit of these strategies to

ensure that improved commercial returns are not at

the expense of safe, reliable and secure power

generation.

11	The generation businesses divest themselves of non—Accepted

core business (such as the coal export revenues of The Government accepts this recommendation and

Stanwell), where there are significant bring-forward notes that Shareholding Ministers have already benefits for the State from doing so. requested the boards of both generator GOCs to consider plans to divest any non-core business

arrangements. The Government will evaluate these

proposals based on their commercial merits and their

long-term value for Queensland taxpayers.

Queensland Government Response to the Independent Commission of Audit Final Report 5

Commission of Audit recommendation		Queensland Government response
12	For the period that they remain in government ownership, electricity distribution and transmission businesses be required to achieve higher rates of return through increased efficiencies, better capital management and operational cost savings.	*Accepted in part* The Government accepts this recommendation and notes the Shareholding Ministers wrote to Energex, Ergon and Powerlink in September 2012 outlining their expectations that the businesses will be run in the most cost-efficient manner possible, and that expenditure will be controlled to minimise impact on prices, reliability and standards. The Government has also established the Independent Review Panel on Network Costs to investigate and make recommendations on the efficiency of current network capital and operational expenditure within the GOC network businesses with a focus on keeping consumer price rises to a minimum.
13	The electricity transmission and distribution businesses divest themselves of non-core business (as with Powerlink's recent disposal of Electranet), where there are significant bring-forward benefits for the State from doing so.	*Accepted* The Government accepts this recommendation and notes that Shareholding Ministers have already requested that the boards of GOCs consider plans to divest any non-core business arrangements. For example, Powerlink recently announced the sale of its interest in South Australian transmission provider Electranet. The Government will evaluate these proposals based on their commercial merits and their long-term value for taxpayers.
14	The uniform tariff policy and supporting CSO arrangements be refined over time to target the most needy consumers, reduce costs and volatility, and support wider retail competition in Queensland, for example, by the introduction of a tariff band.	*Accepted in principle* The Government supports the targeting of CSO arrangements to those consumers most in need and notes that it has commenced an initial body of work through an Interdepartmental Committee on Electricity Sector Reform to bring recommendations to Government. However, in this regard, the Government will not be breaking its election commitment to maintain uniform electricity tariffs.
B3 Public Transport		
15	City passenger rail services and network infrastructure be opened up to contestability, like bus services, to allow different providers, including private providers, to bid to operate services and maintain below-rail assets in a particular franchised area under franchise and lease arrangements.	*Accepted* The Government accepts this recommendation for City Passenger services and rail infrastructure and notes that it is consistent with Government's current direction and will be considered as part of the ongoing reform activities in the Department of Transport and Main Roads.
16	Competitive tendering be introduced for long distance and tourist passenger rail service contracts, including : evaluating the number of routes serviced and frequencies, franchisees and franchise areas before initiating the tender; owning the rolling stock required to provide the services in a State Government entity, and lease this to the franchisee for the term of the contract.	*Accepted* The Government accepts this recommendation and notes that the reform of long distance travel is currently under investigation in the Department of Transport and Main Roads. The Government remains committed to effective, efficient and affordable transport solutions for regional Queensland.
17	Competitive tendering be introduced for bus service contracts throughout Queensland, including evaluating the number of routes serviced and frequencies, franchisees and franchise areas before initiating the tender.	*Accepted* The Government accepts this recommendation and notes that the reform of bus service contracts has been the subject of major investigation in the Department of Transport and Main Roads. The Government remains committed to strong value-for-money outcomes for Queensland taxpayers and the development of efficient and affordable bus services.

6 Queensland Government Response to the Independent Commission of Audit Final Report

Commission of Audit recommendation		Queensland Government response
18	Mount Isa rail freight line be transferred to Port of Townsville to be managed as an integrated supply chain, with a view to divestment of the integrated business	*Accepted in part* The Government accepts the recommendation as it relates to the benefits of an integrated supply chain. However, while there may be operational benefits from an integrated supply chain, further work is required to determine whether the transfer is the best way to achieve these benefits. The Government does not currently have a policy to sell State assets and remains fully committed to seeking a mandate from the Queensland people before divesting itself of any government business. However, the Government believes this proposal is worthy of an open and transparent community debate to establish its viability and to inform stakeholders of the costs and benefits of Government owning such businesses.
19	Queensland Rail remain the owner and operator of the regional rail network, but with the maintenance task to be outsourced through competitive tendering process.	*Accepted* The Government accepts this recommendation and believes there is an important role for Queensland Rail as the regional rail network owner and operator into the future, but agrees that the maintenance task should be subject to contestability. The Government is mindful of the need to maintain employment levels in regional areas and, in this regard, acknowledges the importance of maintenance delivery from regional bases. It should also be noted that contestability is not an outcome – it is a process where Government tests the market to ensure it is providing the public with the best possible solution at the best possible price.
B4 Ports		
20	The commercial operations of Gladstone Ports Corporation and Port of Townsville Limited be offered for long-term lease to private operators.	*For further consideration* The Government does not currently have a policy to sell Government businesses, and remains fully committed to seeking a mandate from the people of Queensland before divesting itself of any Government businesses. However, the Government believes this proposal is worthy of an open and transparent community debate to establish its viability and to inform stakeholders of the costs and benefits involved. It should also be noted that the offering of a long-term lease for the operation of the commercial enterprises means the Government would still retain ownership of these ports. The Government commits to undertake further detailed investigation of this particular proposal to ensure that the debate is fully informed before making any decision. The Government also notes the findings of the Commission of Audit in relation to the constraints imposed by Government ownership of these businesses. Regardless of the outcome of these considerations, the Government will ensure that the businesses are running as efficiently and effectively as possible, and will adopt a prudent approach in ensuring decisions are not taken that could erode the value that could be realised for the benefit of Queenslanders in the context of any possible handover of the ports' commercial enterprises.

Queensland Government Response to the Independent Commission of Audit Final Report 7

Commission of Audit recommendation Queensland Government response

21	As part of long-term leases, the Government pursue Accepted in principle opportunities to increase value through aggregation Subject to any decisions in relation to Recommendation of assets, as follows: 20, the Government accepts this recommendation in aggregation of the Mt Isa rail freight line with the principle and notes the need for ongoing planning in

Port of Townsville, as per Recommendation 18 relation to freight services (Mt Isa/Townsville) and aggregation of pilotage services with port pilotage services.

facilities, to increase the scope of services that the

leased ports are able to manage.

22	The Government reserve the right to take action to Accepted in principle prevent delays in port development, to enable Subject to any decisions in relation to Recommendation increased capacity to be developed by Government 20, the Government accepts this recommendation in or other users in the event that a leased port does principle and notes that any long term lease not wish to invest to meet such capacity. arrangements covering bulk commodity port terminals would ordinarily include appropriate safeguards to

ensure under-utilised capacity can be allocated to

alternative users and capacity expansions are

undertaken in a commercially timely manner. In the

event of a significant breach of these requirements, the

State would reserve the right to step in and remedy the

situation. For those ports such as Port of Brisbane that

are already operated under long-term leases, such

arrangements have been put in place.

23	The Government retain North Queensland Bulk Ports Accepted

as a GOC responsible for the management and The Government accepts this recommendation as it future development of state strategic port facilities, relates to retaining NQBP in Government ownership,

and expand its role to include supply chain and acknowledges that a new skillset in supply chain coordination. coordination will need to be added to North

Queensland Bulk Ports and careful coordination with

the Department of State Development, Infrastructure

and Planning and the Department of Transport and

Main Roads will be required. The Government also

notes that the Department of Transport and Main

Roads is currently undertaking a review of Ports’

governance, which may include recommendations on

corporate form.

24	Ports North be retained as a GOC in its current form Accepted in view of its limited commercial freight operations The Government accepts this recommendation as it and important regional economic role. relates to retaining Ports North in Government ownership, and notes that the Department of Transport

and Main Roads is currently undertaking a review of

Ports’ governance, which may include

recommendations on corporate form.

25	The ownership and control of remaining government Accepted in principle

—owned, low volume regional ports be offered to The Government accepts this recommendation in local authorities, in view of the significant role they principle and notes that local authorities are an play in their local communities. important stakeholder in ports. On this basis, the

Government will consider each proposal on a case-by-

case basis and on its merits.

8	Queensland Government Response to the Independent Commission of Audit Final Report

Commission of Audit recommendation		Queensland Government response
B5 Regional Bulk Water		
26	SunWater finalise the transfer of its irrigation channels to private irrigators and withdraw fully from this activity.	*Accepted* The Government accepts this recommendation and notes that in consultation with local irrigation areas, it is currently investigating the feasibility of implementing local management arrangements. The Government has indicated that it will be looking for options which allow channel schemes to achieve the benefits of local management without additional cost when compared to the service continuing to be provided by SunWater.
27	SunWater's dedicated water supply infrastructure servicing commercial and industrial clients be offered for private ownership and/or private operation, depending on which solution provides the best value for money outcome for the Government.	*Accepted* The Government accepts this recommendation and notes that it sees the core role of SunWater to be the management of regional bulk water. On this basis, the Government will evaluate each proposal for divestment on its commercial merits. The Government has previously announced its intention to conduct a broader review of SunWater.
28	Sunwater remain as a GOC with a residual function to retain ownership and management of existing bulk water assets in regional Queensland.	*Accepted* The Government accepts this recommendation.
29	Any future bulk water storage facilities be developed by the private sector, unless there are compelling public good or market failure reasons not to do so.	*Accepted* The Government accepts this recommendation and notes that it has already moved to implement alternative delivery models for infrastructure projects wherever possible.
B6 Financial Services		
30	Whilst the Government retain responsibility for long-tail liabilities, it outsource provision of transactional, registry and claim management services relating to its liabilities.	*Accepted* The Government accepts this recommendation and notes that across all of the agencies associated with long-tail liabilities, the contestability approach will be adopted where a review of transactional, registry and claim management services for a function indicates a better value-for-money outcome. The Government also notes that contestability is not an outcome – it is a process where Government tests the market to ensure it is providing the public with the best possible solution at the best possible price.
31	The Government divest Queensland Investment Corporation (QIC) with both its private and public sector client book.	*For further consideration* The Government has made no decision on this recommendation and notes that it requires further consideration. Its intent is that QIC continue operating according to its current objectives, and the Government remains fully committed to seeking a mandate from the people of Queensland for any potential sales.
32	The Government amend the Statutory Body Financial Arrangements Act and regulations to allow statutory bodies to invest with a private sector funds manager on the same basis as is currently permitted under the Act and its regulations for QIC.	*Not Accepted* The Government does not accept this recommendation at this time.

Queensland Government Response to the Independent Commission of Audit Final Report 9

Commission of Audit recommendation		Queensland Government response
B7 Commercial Business Units		
33	The Government seek expressions of interest for remaining Commercial Business Units (CBUs) services for QBuild, Project Services and RoadTek provided in regional areas. Following market testing, government provision of services in these areas should continue only where there is an identified gap in private provision.	*Accepted* The Government accepts this recommendation and notes that it is consistent with current initiatives and policy direction. Businesses in regional Queensland should be afforded the opportunity provided by market testing, but the Government is mindful of any impact on regional cities, towns and councils and the need to ensure the long-term provision of services in those regions.
34	The functions of the Property Services Group be limited to the development of major industrial sites of State significance where there are strategic considerations for government, and that surplus land holdings be rationalised.	*Accepted* The Government accepts this recommendation and notes that it is consistent with the Government's current direction and will be considered as part of the current reform activities in the Department of State Development, Infrastructure and Planning.
35	The Government contract out all of the services of QFleet to the private sector.	*Accepted* The Government accepts this recommendation but notes that further analysis needs to be undertaken regarding the relative merits of completely outsourcing fleet. Currently QFleet outsources all fleet maintenance and repairs.
36	Services provided by remaining CBUs be subject to full cost pricing and government departments and agencies be allowed to source private sector providers as an alternative to CBUs, where these are cost competitive and represent better value for money.	*Accepted* The Government accepts this recommendation and notes that it is consistent with current initiatives and policy direction.
B8 Pricing Regulation		
37	A stable, predictable and consistent pricing framework be established for regulated infrastructure, by adopting a policy that all pricing reviews are conducted by the Queensland Competition Authority under its enabling legislation, rather than through separate legislative or administrative processes.	*Accepted* The Government accepts this recommendation and supports simplifying the legislative and administrative processes for pricing reviews conducted by the Queensland Competition Authority. It will implement changes to the Queensland Competition Authority Act 1997 and relevant legislation to achieve these objectives.
38	The Queensland Competition Authority Act 1997 be amended to: ▸ provide for a price determination power similar to that which applies with the New South Wales Independent Pricing and Regulatory Tribunal ▸ update and modernise access and price regulation provisions to reflect the commercial environment for regulated assets.	*Accepted* The Queensland Government accepts the Commission's recommendation to amend the Queensland Competition Authority Act 1997 to provide for a price determination function similar to the power which applies in New South Wales. As part of this arrangement the Government will consider options to update and modernise access and price regulation provisions to reflect the commercial environment for regulated assets.

10 Queensland Government Response to the Independent Commission of Audit Final Report

Commission of Audit recommendation		Queensland Government response
C1 Financial Planning Framework		
39	The Government produce an Intergenerational Report covering a 40 year horizon, to be produced every 5 years to outline long-term demographic, economic and financial trends, and likely implications for Queensland.	*Accepted* The Government accepts this recommendation and notes the substantial body of work undertaken by the Commission of Audit on long-term economic and fiscal challenges. The Government will target the first report for the 2015-16 year.
40	The Government strengthen its asset management processes by developing and updating each year a 10 year State Infrastructure Plan (SIP) which prioritises likely service delivery, capital and maintenance requirements in the context of indicative funding capacity.	*Accepted* The Government accepts this recommendation and notes that an Infrastructure Development Strategy is being prepared by the Department of State Development, Infrastructure and Planning. The Government expects that this strategy will form the basis of the first 10-year State Infrastructure Plan and will identify and prioritise requirements across all elements of Government infrastructure. An indicative funding envelope will be developed by Queensland Treasury and Trade. This plan should be regarded as a sub-set of the proposed Queensland Plan which will provide a 30-year vision for the State.
41	Public sector agencies be required to produce annual 10 year Total Asset Management Plans, as input to the State Infrastructure Plan, which incorporate: ▸ whole-of-life assessments of investment in new and replacement assets ▸ asset maintenance plans ▸ asset rationalisation and disposal plans in accordance with the Government's service delivery priorities.	*Accepted* The Government accepts this recommendation, and notes that the process for asset planning should not be cost prohibitive. Asset planning should be considered and developed within the asset management framework. The Government recognises the criticality of putting in place measures to avoid a repeat of past asset planning and maintenance failures. For example, it has inherited an identified maintenance backlog of $324 million in Queensland Health, and has recently needed to commit to funding $300 million in additional maintenance in the Department of Education, Training and Employment.
42	Common financial planning requirements should be applied across the General Government, GOCs and Local Government sectors.	*Accepted* The Government accepts this recommendation, noting that whilst the State Government has a direct role in determining the appropriate financial planning horizons across the General Government sector and Government owned corporations, it should also encourage (but not direct) local government to share its planning horizons, particularly given the role that the State plays in working with local authorities in planning through the Department of Local Government, Community Recovery and Resilience, and the close ties in financing of State-guaranteed debt through the Queensland Treasury Corporation.
43	Management of the State Borrowing Program be strengthened to support the Government's debt reduction strategies, with approval of funding to be conditional upon enhanced credit lending assessments and other terms and conditions based on recommendations of the Queensland Treasury and Trade.	*Accepted* The Government accepts this recommendation and notes that the process recommended already occurs for GOCs and that Treasury is moving to strengthen the State Borrowing Program for statutory bodies, including local governments.

Queensland Government Response to the Independent Commission of Audit Final Report 11

Commission of Audit recommendation Queensland Government response

44	The Project Assurance and Value for Money Accepted

Frameworks be revised and the process streamlined The Government accepts this recommendation and to allow: notes that Projects Queensland has commenced a

Reduced timeframes for preliminary evaluation review of the Project Assurance and Value for Money and business cases frameworks. Streamlining is possible to improve the

Revised tender process with less onerous and less effectiveness of the process. There is also considerable costly bidding requirements work occurring on national guidelines to ensure consistency across jurisdictions, which will also aid in

Greater acknowledgement of skills which will add improving tender processes. Projects Queensland was value through innovation, efficiency and more established, among other reasons, to develop effective management of risks, especially for large commercial skills around high risk complex projects.

and complex projects

45	The Strategic Project Program Board: Accepted

Develop processes and structures to ensure that The Government accepts this recommendation and the necessary planning and specification work notes that it has established a strategic project precedes major project decisions program board, which will provide greater scrutiny of

Work with agencies to build project management major projects over their lifecycle and that Projects skills and capacity at an operational level to Queensland is also working on improving project,

ensure projects are delivered within approved program and portfolio management skills, with an budgets and achieve value for money outcomes. emphasis of managing complex projects. The

Government sees the combination of these two

functions as being comprehensive in addressing major

project definition and management.

C2 Asset Management

46	The Government rationalise its existing asset base Accepted

with a view to: The Government accepts this recommendation as it achieving better value from existing assets relates to land, property, plant and equipment. Each

(including better sharing of assets across element of the recommendation is consistent with departments) current initiatives and policy direction. The

reducing asset costs by disposing of, or Government has recognised the need for stronger consolidating use of, under-utilised assets central management of land and property, and on this basis through the Economic Development Queensland

where efficiencies can be achieved, move public Board has established the Government Land and Asset sector office accommodation to private sector Management Unit to progress the agenda. It is also benchmarks examining ways in which facilitation of employee

examine and compare ownership and leasing housing can be improved and has taken steps to arrangements with a view to utilising the most address inherited maintenance backlogs, both of which cost effective solution for office accommodation are subject to the outcomes of current reviews in the utilising the private rental market for the Department of Housing and Public Works.

provision of employee housing where feasible and

cost effective

achieving more effective maintenance of current

and future assets.

47	The tenancy and property maintenance Accepted

management functions of government be The Government accepts the recommendation but outsourced to expert private sector providers to notes that a final approach is subject to the outcomes ensure maximum efficiencies are achieved. of a current review being undertaken by the

Department of Housing and Public Works.

48	The Government adopts a consistent rental rate Accepted

policy with a uniform set of criteria to be applied The Government accepts that the current approach across all Government residential properties. adopted across departments is inconsistent. On this basis, it has initiated a body of work to develop options

to transition to a consistent rent policy.

12	Queensland Government Response to the Independent Commission of Audit Final Report

Commission of Audit recommendation Queensland Government response

49	The operation and management of the remaining Accepted in principle five major stadiums currently undertaken by The Government accepts this recommendation and

Stadiums Queensland be outsourced to the non—notes that cost-effective outsourcing of the five major government sector where it is cost-effective to do stadiums is also currently being considered as part of a

so. broader review which will inform the Government’s

final position.

C3 Budget Management Framework

50	A Charter of Budget Accountability (along similar Accepted

lines to the Australian Government’s Charter of The Government accepts this recommendation for

Budget Honesty) be legislated to formalise the development of a Charter of Budget Accountability to

Government’s commitment to strong fiscal enhance fiscal management, accountability and management, accountability and transparency, with transparency, and notes that the specific content of the the Charter to include: Charter will need to be developed following an the Government’s fiscal objectives assessment of similar legislation in other jurisdictions a new budget planning and review framework to determine the model best suited to Queensland’s circumstances. This response is of particular

minimum content requirements for improved importance if the Government is to avoid falling back financial reporting in budget and related into the perilous fiscal situation that it inherited in documents 2012.

a requirement for the publication of a pre-election

budget update.

51	The Financial Accountability Act 2009 be amended to Accepted in principle provide for: The Government accepts that the system of

all government revenues to be paid into the Appropriations that operates in Queensland requires

Consolidated Fund, to be appropriated by modernisation to strengthen controls and

Parliament to fund operational and capital accountability. The Government will ask Queensland expenses of departments Treasury and Trade to implement changes to the a revised appropriation process by which Appropriations system in light of the Commission’s

Parliament approves a total expense limit for work.

agencies, including a limit for employee expenses

a new Supplementary Appropriation Bill to require

government to seek Parliamentary approval for

additional expenses in the year in which they are

to be incurred

a revised capital funding process under which cash

funding for depreciation expense is held centrally

and agencies receive an explicit appropriation for

capital.

52	The annual budget process be strengthened by: Accepted

improving the quality of budget submissions and The Government accepts this recommendation and supporting information notes that the majority of the elements of this managing funding pressures within a rigorous and recommendation are already in place. The concept of disciplined assessment of fiscal capacity the Treasurer’s Advance will be considered as part of the scope of implementation of changes to the

re-establishing a Treasurer’s Advance for any Appropriation process outlined in Recommendation 51,

urgent and unavoidable cost pressures noting that any expenditures under this arrangement periodic review of progress in the implementation will require approval by the Cabinet Budget Review of new spending and savings measures, including Committee.

review of outcomes achieved.

Reviewing base budgets of departments at least

once every three years

Queensland Government Response to the Independent Commission of Audit Final Report 13

Commission of Audit recommendation Queensland Government response

53	The Government enhance the cash funding process Accepted

for agencies so that payments are made on an ‘as The Government accepts this recommendation and needs’ basis, in accordance with cash flow notes that it is already in place. A number of measures projections. to better manage agency cash balances have recently been implemented and these changes have had the

effect of cash payments to agencies being made on an

‘as needs’ basis.

54	The Queensland financial and performance reporting Accepted

regime be strengthened to promote transparency The Government accepts this recommendation and and accountability, including by: notes that the strengthened financial and performance extending the range and accessibility of analytical regime proposed is consistent with its current policy information on budget aggregates agenda, including further development of the creating a single dedicated electronic access point Queensland Treasury and Trade website to deliver for government financial information additional financial and performance information.

consulting with interested parties with a view to

improving the relevance and usefulness of

published information

providing for departments to report separately on

administered items only where warranted on the

grounds of materiality.

C4 Grant Administration

55	The Government publish a list of all grant programs Accepted on an annual basis. The Government accepts this recommendation and notes that planning is underway for this to occur

progressively as part of the 2013-14 Budget process.

The Social Services Cabinet Committee has also

recently been established by the Government to work

on the development of a common policy on grant

payments across the whole of government.

56	Grant programs across Government be rationalised Accepted

and consolidated, with a view to: The Government accepts this recommendation and reducing the piecemeal and fragmented nature of notes that action is underway in several large agencies current programs to better define the nature and effectiveness of grant adopting a consistent definition and treatment of payments. For example, Queensland Health recently grants across Government, separate from engaged the previous Auditor-General of Queensland subsidies, service level agreements and other to review its grants framework, and that information is forms of payment for services rendered now being shared across Government through the ensuring the efficiency and effectiveness of grant Social Services Cabinet Committee.

programs in achieving stated objectives

providing a more informed basis for future

decisions on the nature, range and scope of grants

proposed to be made, and the organisations

receiving these grants

achieving better value for money for the large

expenditure made on grants

14	Queensland Government Response to the Independent Commission of Audit Final Report

Commission of Audit recommendation Queensland Government response

57	The administration of grant programs be managed Accepted

by specialist grant administration systems based on The Government accepts this recommendation and best practice, to minimise the administrative and accepts the need for a specialised approach to grants overhead costs involved. administration in order to support activities that are underway in several large agencies to better define the

nature and effectiveness of their grant payments. The

Social Services Cabinet Committee has also recently

been established by the Government to work on the

development of a common policy on grant payments

across the whole of government, making an efficient

approach to managing these payments essential.

C5—Long Term Systemic Reform

58	A Queensland Productivity Commission be Accepted in part

established as a separate, independent body to The Government partially accepts this recommendation advise the Government on measures to improve and proposes to combine the functions of the new productivity and efficiency within the economy, with Commission with those of the current Queensland arrangements as follows: Competition Authority to form the Queensland

(a)	Functions Productivity and Competition Authority (QPCA), with absorb the role of the Public Sector Renewal the roles and functions of this body to be further defined by Government. The Government has also

Board decided that the role of the Public Sector Renewal

absorb the role of the Office of Best Practice Board will not be absorbed into the QPCA.

Regulation

undertake regular reviews of the base budgets of

departments, and other reviews of service

delivery issues

undertake audits of business cases for all

infrastructure projects with a capital cost in excess

of $500 million and other strategic infrastructure

projects as appropriate.

as requested by the Treasurer, undertake other

reviews and report on measures to improve

productivity and efficiency across the Queensland.

(b)	Governance

the Commission to comprise Commissioners,

appointed for a period of five years, with grounds

for removal limited to serious misbehaviour.

the Commission to report to the Treasurer

funding to be provided through an appropriation

from the Consolidated Fund.

the Commission to be supported by a small

secretariat comprising officers employed under

arrangements independent of the public service.

Queensland Government Response to the Independent Commission of Audit Final Report 15

Commission of Audit recommendation Queensland Government response

59	The regulatory burden on industry be reduced by Accepted

significantly shortening timeframes for all major The Government accepts this recommendation. It has government approval processes (such as EIS been working on reducing the regulatory burden on approvals and planning development approvals), industry and the timeframes for approvals since it came without requiring additional government resourcing, to office. The Coordinator-General has made 145 including by: statutory decisions since April 2013, a decision rate reducing the number of steps in the approval 3.25 times greater than the previous 12 month period.

process Reforms are also underway, in conjunction with

reducing maximum allowable times for particular industry and other stakeholders, to simplify the steps in the process Environmental Impact Statement (EIS) process including generic and risk based EIS Terms of

streamlining consultation processes with Reference, standardised consent conditions and government agencies and other stakeholders outcome focused conditions.

standardising, codifying or otherwise simplifying

approval requirements.

60	Where the Treasurer decides to exempt a regulation Accepted in principle from the requirement to prepare a Regulatory The Government accepts this recommendation in

Assessment Statement, the Treasurer should principle, noting that it retains the right to determine,

immediately publish the rationale for granting the on a case-by-case basis, whether to publish reasons for exemption, including all relevant information to granting an exemption to prepare a Regulatory Impact support that decision. Statement.

61	The Government rationalise and consolidate industry Accepted development and assistance programs to achieve The Government accepts this recommendation and better value for money and to ensure that such agrees that the best way to support business and foster programs contribute to greater productivity in the economic growth is through providing efficient and economy. strong government and low taxes and by reducing the regulatory burden.

62	The Queensland Government negotiate with the Accepted

Australian Government and other state governments The Government accepts this recommendation and on measures to reduce the states’ reliance on notes that a reduced reliance on narrowly-based and narrowly-based and inefficient taxes. inefficient taxes would have major economic and budgetary benefits for Queensland. It is essential that

States have an adequately robust revenue base to

allow them access to the revenue and funding required

to meet their expenditure and service delivery

responsibilities. The Government considers the

objective of this recommendation would be best

advanced through an open and mature debate around

the full range of expenditure responsibilities and

revenue raising powers of the Commonwealth and

States.

63	In the absence of broader changes to federal Accepted

arrangements (which are beyond the scope of this The Government accepts this recommendation and

Report), the Government pursue an agreed and clear notes that there are benefits from a clearly defined protocol that sets out: separation of functions for States and the functions to be performed by the states, and Commonwealth Government, including in particular those which should be performed by the reduced cost associated with confused and overlapping

Australian Government service delivery responsibilities and reduced reporting where shared responsibilities remain, the and compliance activity. Refer also to common performance and compliance Recommendation 62.

arrangements which will reduce the cost of

confusing, overlapping and inconsistent

requirements of different levels of government.

16	Queensland Government Response to the Independent Commission of Audit Final Report

Commission of Audit recommendation		Queensland Government response
D1 Health Overview		
64	The Queensland Government and the Australian Government delineate the specific health functions for which each level of government is responsible, with each government fully meeting its obligations. In relation to services such as primary health care, aged care and certain mental health services, the Queensland Government should: ▸ vigorously resist any cost-shifting from the Australian Government to the State ▸ seek reimbursement for the cost of delivering services that are the responsibility of the Australian Government.	*Accepted* The Government accepts the recommendation, and notes that the Government is currently working with the Australian Government on a bilateral plan for primary health care ensuring there is clear delineation of health functions for which Queensland and the Australian Governments are responsible in the areas of Primary Health Care and Aged Care.
D2 Public Hospitals		
65	The Government set a target to improve the efficiency of public hospitals, to meet the National Efficient Price by 2014-15, through the expanded application of casemix (activity-based) funding and through improvements in productivity outlined in the Commission's further recommendations on public hospitals.	*Accepted* The Government accepts this recommendation, noting that the Blueprint for Better Healthcare in Queensland was released in February 2013 and explicitly sets this target. It is also noted that the Commonwealth Government is currently positioned to only ever fund the State to the level of this National Efficient Price.
66	To achieve improved efficiency of public hospital services, the Government should progressively expand contestable markets, initially in metropolitan areas, for the private provision of: ▸ clinical services – which happens already with some elective surgery, but in greenfield hospital developments could go far wider. ▸ clinical support services such as pathology, radiology and pharmacy ▸ non-clinical support services such as catering, cleaning, laundry and ward support.	*Accepted* The Government accepts this recommendation. In line with the Queensland Health Blueprint the Contestability Branch was established in 2013 to improve service delivery and introduce contestability reforms across Queensland Health. However, the Government remains fully committed to ensuring all Queenslanders have access to a free public hospital system.
67	The Government concentrate emergency departments on delivering appropriate emergency care by: ▸ developing strategies in consultation with Medicare Locals to reduce GP type presentations to emergency departments – including improvements in after-hours GP services and expansion of privately operated, co-located primary care clinics ▸ adopting the Extended Care Paramedic model to allow paramedics a greater scope of practice, reducing unnecessary transfers to emergency departments.	*Accepted* The Government accepts this recommendation and notes that the Hospital and Health Boards Act 2011 is in place, which encourages cooperation between Hospital and Health Services and Medicare Locals.

Queensland Government Response to the Independent Commission of Audit Final Report 17

	Commission of Audit recommendation	Queensland Government response
68	To realign the scope of Queensland's public outpatient services to accord with best practice interstate, the Government: ▸ adopt new delivery models, including increased non-government sector delivery of outpatient services ▸ implement improved management models for outpatient departments that leverage best practice administrative and business processes ▸ develop and implement referral criteria with general practitioners, to improve the appropriateness and consistency of referrals to outpatient services ▸ reduce pressure on inpatient services by implementing clinical and cost-effective models of care in outpatient services.	*Accepted* The Government accepts this recommendation and has commenced defining clinical criteria for two high volume specialist outpatient areas (endoscopy, ophthalmology) to prioritise patient access according to greatest need. To improve outpatient service delivery, alternative models of care, referral and discharge processes in partnership with the Medicare Local are being developed, with investigation of innovative service delivery models and feasibility of public private partnerships for endoscopy and related services being progressed.
69	The Government continue to improve incentives for cost recovery and revenue generation through devolution of revenue to the local Hospital and Health Services, and ongoing improvements to third party or non-public patient identification.	*Accepted* The Government accepts this recommendation as it relates to third party or non-public patients, and is continuing to implement further improvements to processes. However, the Government remains fully committed to ensuring all Queenslanders have access to a free public hospital system.
D3 Primary and Community Care		
70	In relation to primary health care services, the Queensland Government: ▸ work in partnership with the Australian Government to ensure Queensland Health is appropriately reimbursed where it must remain a provider of last resort for primary health care services ▸ limit the role of the State as a provider of primary health care services in negotiations with the Australian Government on the development of the National Primary Health Care Strategic Framework and bilateral Primary Health Care Plan.	*Accepted* The Government accepts this recommendation and notes that: it has commenced delineation of health functions for which Queensland and the Australian Government are responsible in the areas of Primary Health Care and Aged Care; and that Queensland Hospital and Health Services do not actively seek to expand state funded primary care services and only provide these services as a last resort.
71	The Government: ▸ refocus community health services to reducing demand on public hospitals and expanding hospital substitution programs (such as Hospital in the Home) ▸ introduce contestability to the provision of community health services.	*Accepted* The Government remains fully committed to the free public hospital system in Queensland. It accepts the recommendation and notes that Hospital and Health Services state-wide will lead the refocussing of community health services within their regions.
72	The Government review eligibility criteria for subsidy schemes, such as the patient transport subsidy scheme, to align with practice interstate and with the need to focus limited Government resources on areas of greatest need.	*Accepted* The Government accepts the recommendation and will continue to work to ensure subsidy schemes are efficient and effective. The Government maintains its support for the Patient Travel Subsidy Scheme and has provided an additional $98 million over four years in the 2012-13 Budget.

18 Queensland Government Response to the Independent Commission of Audit Final Report

Commission of Audit recommendation		Queensland Government response
73	In relation to public oral health services, the Government: ▸ align service delivery with best practice interstate in the short-term, through the introduction of co-payments and contestability in service provision ▸ leverage reform opportunities presented by the Australian Government's Dental Reform package, while resisting any cost-shifting to the State.	*Accepted* The Government accepts the recommendation and is currently developing future options for public oral health services within Queensland. Within these options, the Government expects that the Commonwealth Government will play its part in funding public oral health services and not attempt to shift Commonwealth costs onto the State, and will present this message to the Commonwealth.
74	The Government transition telephone support services from 13HEALTH to the National Health Call Centre Network, healthdirect.	*For further consideration* The Government has taken no decision on this recommendation and notes that the Government is currently working on an analysis of options, including market sounding and financial analysis with a view to preparation of a business case. Options that will be considered include - retain in-house; outsource to another provider; or join the national health call centre.
75	To achieve improved efficiency of public hospital services, the Government develop opportunities for the non-government sector to provide rural and remote health services for which the State is responsible.	*Accepted* The Queensland Health Blueprint outlines directions for rural and remote service delivery, with work continuing on defining rural model of service delivery and implementation.
D4 Mental Health		
76	To achieve improved efficiency and productivity of mental health services, the Government: ▸ introduce outcome and output based funding models for mental health services, through the agreed Independent Hospital Pricing Authority process ▸ develop contestable market arrangements for the provision of mental health services, in particular for sub-acute services and community care units.	*Accepted* The Government accepts the recommendation and is currently participating in the development of a national model for mental health through the National Mental Health Service Planning Framework. It is anticipated that this model will support contestable market arrangements and provide a case-mix funding model.
77	The Queensland Government strongly influence the development of the mental health activity based funding model being developed by the Independent Hospital Pricing Authority, which will contribute to a clearer delineation of responsibilities between the State and the Australian Government.	*Accepted* The Government accepts the recommendation and has strong representation at the Independent Hospital Pricing Authority's Jurisdictional Advisory Committee and its supporting technical advisory groups including the Mental Health Group. Queensland continues to contribute to the development of National Mental Health Service Planning Framework which aims to achieve a population based planning model.
D5 Residential Aged Care		
78	As provision of residential aged care is the responsibility of the Australian Government: ▸ the Queensland Government advocate with the Australian Government to ensure an adequate supply of federally funded aged care places in Queensland ▸ the Queensland Government negotiate the progressive transfer of ownership and operations of its existing facilities to the non-government sector, with suitable safeguards to ensure continuity of care for residents	*Accepted* The Government accepts the recommendation and notes that a submission to the Commonwealth Community Affairs Legislation Committee on the aged care reforms will advocate for the adequate supply of residential aged care places in Queensland. The Queensland Government is currently examining options to transfer places to non-government providers having regard to local circumstances and capacity.

Queensland Government Response to the Independent Commission of Audit Final Report 19

Commission of Audit recommendation Queensland Government response

D6 Health Sector Enablers

79	Queensland Health’s workforce flexibility and Accepted

productivity be improved, through: The Government accepts the recommendation and workforce redesign to make more cost-effective notes work is underway on award simplification with use of medical, nursing and allied health increased flexibility and removal of demarcation professionals in providing safe, quality health between occupational groups to be considered as part care. of the process.

rationalising and simplifying industrial relations

arrangements, and ensuring management

flexibility is not compromised by restrictive work

practices.

accountable and transparent performance

incentive arrangements for senior clinical staff.

80	The Department of Health work with Hospital and Accepted

Health Services to make better use of their asset The Government accepts the recommendation and is bases in accordance with the Commission’s broader actively focussed on options including the use of public

Recommendation 46 regarding asset management. private partnerships, the non-government provision of services using latent capacity, and how the private

sector could provide standalone facilities to service

outcomes. Similar principles are also being tested in the

provision of hard and soft facilities maintenance and

clinical services. However, it must be stressed that the

Government remains totally committed to ensuring all

Queenslanders have access to a free public hospital

system.

81	The Government implement performance and Accepted

accountability arrangements to ensure the efficiency The Government accepts the recommendation and and effectiveness of the new organisational notes the Contestability Branch business model structure, through: currently being developed and implemented includes enhancing the skills and capacity of the development of a capability framework and skills

Department of Health and the Hospital and Health development program in the areas of business

Services, particularly in relation to procurement performance improvements, contract specifications,

and contract management expertise contract management and performance. An actively promoting clinical engagement in assessment of the current capacity and capability in achieving financial and performance targets this area will shortly be undertaken.

ensuring the Department of Health implements

casemix and other activity based funding

arrangements to promote efficiency and effective

clinical outcomes in Hospital and Health Services.

82	ICT services and other technologies (such as Accepted

telehealth) be leveraged to support new and The Government accepts the recommendation and is innovative forms of service delivery. currently seeking cost effective solutions for service delivery including the introduction of telehealth as a

mainstay in rural health services providing new services

and advanced treatment options as outlined in the

Queensland Health Blueprint.

20	Queensland Government Response to the Independent Commission of Audit Final Report

Commission of Audit recommendation Queensland Government response

D7 Education

83	The Government adopt a strategic direction for Accepted

education in Queensland that focuses on high The Government accepts this recommendation and achievement and increasing student performance in notes that it is part of the recently released policy every school. direction for the sector, Great Teachers = Great Results through rewarding high performing teachers, better

mentoring beginning teachers and putting in place

performance evaluation measures to assist teachers to

continuously improve. The Government is also

introducing measures to improve school discipline.

84	The Government devolve resourcing and financial Accepted

management responsibility to the school level and The Government accepts this recommendation, noting increase school autonomy to generate innovative that Queensland’s state schools currently have a school-based solutions to achieve the recommended significant degree of financial management strategic direction. responsibility. The Government’s election commitment to strengthen school autonomy through the creation of

Independent Public Schools is already underway, with

26	schools opting to operate as Independent Public

Schools from 2013 and 120 schools expected to be

operating as Independent Public Schools by 2016. The

recently announced Great Teachers = Great Results will

extend this initiative to all remaining schools over time.

85	The Government ensure school autonomy is Accepted

balanced by an accountability framework that places The Government accepts this recommendation and emphasis on improved student outcomes and notes that this is already happening as part of the promotes a culture of performance evaluation. National Framework, including through reporting available to parents and the community on the

MySchool Website, and current policy settings at a

State level, including as part of the Great Teachers =

Great Results policy framework, the introduction of

contracts and performance bonuses for principals and

deputy principals.

86	The framework for performance management Accepted

applied by the Department of Education Training and The Government accepts this recommendation and

Employment include mandatory consideration of notes that from 2014, it is proposed that the student outcomes and teacher performance in the Developing Performance Framework will include an assessment process. annual performance review process to monitor and lift the standards of teachers and school leaders. This

approach is clearly articulated by the Government in its

recently released policy direction for the sector, Great

Teachers = Great Results.

87	The Government minimise impediments to further Accepted

devolving workforce management responsibilities to The Government accepts this recommendation. It is schools by removing restrictive provisions (e.g. noted that the Government recently concluded specification of student-teacher ratios) from future negotiations on a new Teachers’ Enterprise Bargaining certified agreements. Agreement and the Government will fully honour its commitments under that Agreement.

Queensland Government Response to the Independent Commission of Audit Final Report 21

Commission of Audit recommendation		Queensland Government response
88	The Government develop an evaluation capability in the Department of Education, Training and Employment with explicit responsibility for: ▸ evaluating system-wide reform initiatives (including initiatives under National Partnership Agreements), and ▸ creating an evaluation culture that promotes and supports the identification and dissemination of innovative teaching strategies at the school level.	*Accepted* The Government accepts this recommendation and notes that there is an additional skill set that needs to be developed in the Department of Education, Training and Employment. Enhancing this capability within the Department of Education, Training and Employment will complement the overall direction set forth in Government's recently released policy statement for the sector, Great Teachers = Great Results and the Government remains committed to facilitating the necessary level of cultural change.
89	The Government improve the management of school assets by: ▸ ensuring that high priority is given to reconfiguring the current schools asset base over the medium to long term to increase utilisation rates and reduce ongoing maintenance costs, particularly for metropolitan schools ▸ adopting innovative options with the non-government sector to improve cost effectiveness in building and maintaining schools.	*Accepted* The Government accepts this recommendation in principle and notes that the Schools Planning Commission is already in place. The Department of Education, Training and Employment has also trialled the provision of maintenance operations by private sector organisations which has produced cost savings, and with Projects Queensland has recently gone to market for ten new schools in South East Queensland as a Public Private Partnership, including finance, design, construction and operations.
D8 Vocational Education and Training		
90	The Government reduce duplication between State and Australian Government resource allocation for vocational educational training (VET) by focusing State investment on certificate level training, particularly for those individuals without a post-school qualification – with priority for those qualifications and pathways that are critical to industry and the economy.	*Accepted* The Government accepts this recommendation and notes that it is in line with the outcomes of the Skills Taskforce.
91	An independent industry-led skills statutory authority be established, with leadership responsibility for developing a competitive skills market through a clearly defined purchaser role in the VET system.	*Not Accepted* The Government acknowledges there needs to be a stronger alignment between skills training and the needs of employers, but does not consider an independent statutory skills authority is the best way to meet that objective.
92	There be a clear separation between the VET purchaser function performed by the independent skills authority and the VET provider function (comprising TAFE and private Registered Training Organisations).	*Accepted in part* The Government accepts the need for greater delineation between the purchaser and provider roles of the Department of Education, Training and Employment, but does not consider an independent statutory authority for the purchasing of training is required to meet this objective.
93	Competition be adopted as the preferred VET purchasing model, with a target to be established for the proportion of government funding allocated through contestable processes of 80% by 2015.	*Accepted* The Government accepts this recommendation and notes that it is consistent with the outcomes of the Skills Taskforce.

22 Queensland Government Response to the Independent Commission of Audit Final Report

Commission of Audit recommendation		Queensland Government response
94	The skills authority be responsible for improving alignment between the skills produced by the VET system and the needs of the economy, through strategies such as: ▸ supporting open and contestable arrangements for allocating government investment for those markets considered competitive ▸ improving labour demand analysis to influence future investment priorities ▸ improving skills demand and supply information available to consumers ▸ a deregulated pricing mechanism that reflects the shared benefits of skills ▸ variable government subsidies for courses to reflect skill priority needs of the economy ▸ optimisation of investment from both individuals and industry, for example through greater use of HECS-type schemes ▸ improving quality assurance through industry-led purchasing and market oversight.	*Accepted in part* While the Government believes responsibility for developing a competitive skills market in the VET system should remain with the Department of Education, Training and Employment, it endorses the pursuit of the strategies outlined in the recommendation and notes that they are consistent with the outcomes of the Skills Taskforce.
95	Asset ownership be separated from TAFE and transferred to a specialist commercial entity with skills and expertise in owning and managing such assets, with a view to rationalising the asset base, facilitating third party access and improving asset utilisation	*Accepted* The Government accepts this recommendation and notes that such an approach is a critical step to aligning TAFE with the needs of the VET sector. The Government is especially committed to providing appropriate levels of VET services in Regional Queensland.
96	Reforms be implemented to redefine the role of TAFE as a public training provider operating in a competitive skills market, with particular emphasis on: ▸ refocussing the capabilities of its workforce to respond more effectively to the skills training needs of the economy ▸ revised and competitive industrial relations arrangements for the TAFE workforce, to address cost pressure in areas such as restrictive attendance time and normal hours; loadings and overtime; and additional leave entitlements	*Accepted* The Government accepts this recommendation and notes that it is consistent with current policy settings. Legislation to establish TAFE Queensland as a statutory body with a commercially-focussed board by 1 July 2013 was recently introduced into Parliament. The Government is committed to working with unions and TAFE employees to negotiate a modern enterprise agreement which delivers the flexibility and productivity outcomes necessary for TAFE Queensland to operate more efficiently in a competitive skills market, and has commenced negotiations with the unions on a new Certified Agreement.
D9 Disability Services		
97	As recommended by the Productivity Commission, the Queensland Government require the Australian Government to provide full funding of the National Disability Insurance Scheme.	*Accepted* The Government accepts this recommendation. The Government has already committed an additional $868 million over five years from 2014-15 to support the implementation of the National Disability Insurance Scheme (NDIS), and is actively focused on advancing discussions with the Australian Government on providing the additional funding required for the NDIS in Queensland, consistent with the recommendation of the Productivity Commission.

Queensland Government Response to the Independent Commission of Audit Final Report 23

Commission of Audit recommendation		Queensland Government response
98	In the next three years and prior to the full commencement of the National Disability Insurance Scheme, the Queensland Government transition all services currently provided by the Accommodation Support and Respite Services to the non-government sector through a formal and transparent re commissioning process that allows for a progressive movement towards client choice and control.	*Accepted* The Government accepts this recommendation and notes that this approach is consistent with its policy position on contestability of service delivery. It will continue to work closely with clients, their families and the non-government sector on this issue.
99	The Government continue to support and monitor the development of the non-government sector's governance capability as part of the move to market contestability in specialist disability services.	*Accepted* The Government accepts the recommendation and notes that the Department of Communities, Child Safety and Disability Services continues to actively support the development and strengthening of the non government sector's market capability and capacity, as does the Government's Social Services Cabinet Committee which was established to assist the sector with a whole of government approach.
D10 Child Safety Services		
100	In view of the Carmody Inquiry, with its comprehensive terms of reference, the Commission makes no specific recommendations on changes to the delivery of child safety services in Queensland. However, the Commission encourages the Carmody Inquiry to consider, in addition to service quality, the cost effectiveness of various policy options for the delivery of child protection services in Queensland.	*Accepted* The Government notes this comment and awaits the outcomes of the Carmody Commission of Inquiry.
D11 Police Service		
101	Resourcing decisions for the Queensland Police Service: ▸ be based on a comprehensive analysis of risk factors, rather than simple police-to-population ratios ▸ support the application of police service models that are flexible and efficient in managing demand, and make use of modern ICT tools. ▸ achieve better integration of workforce and infrastructure needs	*Noted* The Government notes that this recommendation is subject to the outcomes of the Keelty Review into the Queensland Police Service, Queensland Fire and Rescue, Queensland Ambulance Service, Emergency Management Queensland and Queensland Corrective Services.
102	The Queensland Police Service adopt alternative models for service delivery, including civilianisation and/or competitive market tendering processes for roles which need not be done by sworn officers, including: ▸ traffic control services, including police escorts and wide-load escorts ▸ mobile traffic camera services ▸ court support, technical support, watch house and client service roles.	*Noted* The Government notes that this recommendation is subject to the outcomes of the Keelty Review into the Queensland Police Service, Queensland Fire and Rescue, Queensland Ambulance Service, Emergency Management Queensland and Queensland Corrective Services.

24 Queensland Government Response to the Independent Commission of Audit Final Report

	Commission of Audit recommendation	Queensland Government response
103	The Queensland Police Service modernise its workforce management arrangements by: ▸ creating greater flexibility in district-level rostering ▸ removing barriers to the lateral appointment of ex -members and interstate police officers ▸ reforming sick leave bank entitlements to promote timely rehabilitation ▸ revising operational shift allowance arrangements to ensure they reflect actual work patterns	*Noted* The Government notes that this recommendation is subject to the outcomes of the Keelty Review into the Queensland Police Service, Queensland Fire and Rescue, Queensland Ambulance Service, Emergency Management Queensland and Queensland Corrective Services.
104	The Queensland Police Service rationalise and consolidate its existing capital stock, particularly in relation to under-utilised assets, and possible co-location with emergency service assets, as part of a broader infrastructure strategy that is more responsive to modern police service delivery needs.	*Noted* The Government notes that this recommendation is subject to the outcomes of the Keelty Review into the Queensland Police Service, Queensland Fire and Rescue, Queensland Ambulance Service, Emergency Management Queensland and Queensland Corrective Services.
D12 Corrective Services		
105	The Government evaluate international and interstate experience with a view to adopting successful models and innovative ways of reducing recidivism.	*Accepted* The Government accepts this recommendation, noting that it is in line with the Department of Community Safety's current move towards focussing on improved outcomes which includes consideration of current national and international themes.
106	The management of all correctional facilities in Queensland be progressively opened to competitive tendering processes, where there is a contestable market, to ensure that the best value for money outcomes are achieved.	*Noted* The Government notes that this recommendation is subject to the outcomes of the Keelty Review into the Queensland Police Service, Queensland Fire and Rescue, Queensland Ambulance Service, Emergency Management Queensland and Queensland Corrective Services.
107	Where the operation of correctional facilities remains in public hands, market capacity be assessed at a state-wide and regional level to determine the feasibility of contracting out the provision of ancillary services to alternative cost effective suppliers, including: ▸ Psychological and counselling services ▸ Business development services for prison industries ▸ 24 hour electronic monitoring of offenders ▸ Rehabilitation programs to offenders addressing the causes of criminal behaviour ▸ Offender drug and alcohol testing services ▸ Prison catering services ▸ Court services (e.g. escorting prisoners within a court complex).	*Noted* The Government notes that this recommendation is subject to the outcomes of the Keelty Review into the Queensland Police Service, Queensland Fire and Rescue, Queensland Ambulance Service, Emergency Management Queensland and Queensland Corrective Services.
108	Where the operation of correctional facilities remains in public hands, maintenance arrangements for each corrective services facility in Queensland be subject to competitive tender processes as current contracts expire, with a view to contracting alternative cost-effective suppliers offering a better value for money solution.	*Accepted* The Government accepts this recommendation, noting that it is consistent with the Government's current approach to service provision which focusses on a strong Value-for-Money framework.

Queensland Government Response to the Independent Commission of Audit Final Report 25

Commission of Audit recommendation		Queensland Government response
109	Subject to the expansion of videoconferencing, competitive market tendering processes be adopted for the delivery of residual prisoner transport services, especially in south-east Queensland.	*Noted* The Government's final position is subject to the recommendations and outcomes of the Keelty Review into the Queensland Police Service, Queensland Fire and Rescue, Queensland Ambulance Service, Emergency Management Queensland and Queensland Corrective Services.
D13 Emergency Management		
110	The Government make greater use of risk-based approaches to managing demand in the delivery of ambulance, fire and rescue and other emergency management services.	*Noted* The Government notes that this recommendation is subject to the outcomes of the Keelty Review into the Queensland Police Service, Queensland Fire and Rescue, Queensland Ambulance Service, Emergency Management Queensland and Queensland Corrective Services.
111	The Government pursue further opportunities for co-location of police, ambulance, fire and rescue, and other emergency management infrastructure to improve utilisation, increase efficiency and provide better integrated emergency responses.	*Noted* The Government notes that this recommendation is subject to the outcomes of the Keelty Review into the Queensland Police Service, Queensland Fire and Rescue, Queensland Ambulance Service, Emergency Management Queensland and Queensland Corrective Services.
112	In the longer term, the Government further integrate ambulance services with Queensland Health, including through co-location of facilities.	*Noted* The Government notes that this recommendation is subject to the outcomes of the Keelty Review into the Queensland Police Service, Queensland Fire and Rescue, Queensland Ambulance Service, Emergency Management Queensland and Queensland Corrective Services.
113	The Government outsource the provision of medically authorised transports, especially in south-east Queensland, through a contestable market process.	*Noted* The Government notes that this recommendation is subject to the outcomes of the Keelty Review into the Queensland Police Service, Queensland Fire and Rescue, Queensland Ambulance Service, Emergency Management Queensland and Queensland Corrective Services.
114	The Department of Community Safety adjust its commercial operations to support: ▸ Developing strategic partnerships with the private sector for the delivery of commercial training programs ▸ Consolidating internal registered training organisation resources where efficiencies can be reasonably achieved ▸ Implementing a managed withdrawal from commercial activities that are delivered in competitive markets, are not providing a clear public good, and are not essential to maintaining core service delivery capability.	*Noted* The Government notes that this recommendation is subject to the outcomes of the Keelty Review into the Queensland Police Service, Queensland Fire and Rescue, Queensland Ambulance Service, Emergency Management Queensland and Queensland Corrective Services.

26 Queensland Government Response to the Independent Commission of Audit Final Report

	Commission of Audit recommendation	Queensland Government response
D14 Housing Services		
115	The Government progressively transition the ownership and management of existing and new public housing stock to the non-government sector, with the scope and timeframe for transition to be determined by the sector's performance and governance capability.	*Noted* The Government wholeheartedly accepts its responsibility to deliver housing for disadvantaged and vulnerable Queenslanders. This can be achieved by different models such as private partnerships and management by community housing organisations. The Government commits to exploring innovative ways of providing new public housing stock.
D15 Social Inclusion		
116	Social inclusion services funded by Department of Communities, Child Safety and Disability Services be rationalised and consolidated, to reduce fragmentation and create a more integrated and strategic framework for the delivery of services.	*Accepted* The Government accepts the recommendation as being consistent with current directions, and notes that in the case of youth services, for example, the replanning and renewal of services is underway.
117	As part of the rationalisation of social inclusion services, the Department of Communities, Child Safety and Disability Services work with the non government sector to help it establish broader and more viable service solutions.	*Accepted* The Government accepts this recommendation and notes that it is consistent with current policy directions. The Government recently established the Social Services Cabinet Committee to connect and work with the non-government sector and this level of interaction is consistent with the Government's philosophy of supporting non-government organisations to effectively deliver services on behalf of Government.
118	The Department of Communities, Child Safety and Disability Services continue to implement client-centred services including through integrated service delivery and case management to deliver better outcomes to clients, especially those with complex needs such as entrenched disadvantage and social exclusion.	*Accepted* The Government accepts this recommendation and notes that it is consistent with current policy directions.
119	The Department of Communities, Child Safety and Disability Services over time shift its investment focus to early intervention and prevention services targeting those most at risk of entrenched disadvantage and social exclusion to reduce the investment in crisis services.	*Accepted* The Government accepts this recommendation and notes that it is consistent with current policy directions.
D16 Justice and Court Services		
120	The Government re-prioritise judicial resources within the court system to address the length of delays in criminal proceedings occurring in the Magistrates' Court and Children's Court.	*Accepted* The Government will work with the judiciary to achieve the timely resolution of matters before the courts.

Queensland Government Response to the Independent Commission of Audit Final Report 27

Commission of Audit recommendation		Queensland Government response
121	The Government make greater use of ICT to drive cost savings and efficiencies in court operations by: ▸ significantly expanding the use of video conferencing between correctional centres and courts for all bail, procedural and committal matters ▸ reviewing, updating and implementing the recommendations from the Future courts Program and Capable Courts in a staged approach, based on a cost-benefit analysis. The goal should be to move to electronic delivery of cost and registry services within 10 years.	*Accepted* The Government accepts this recommendation, and notes that progress is already being made utilising these approaches.
122	The Government seek greater cost recovery in two key areas: ▸ lodgement fees for civil court matters for the District and Supreme courts should be increased from the current 74% (Supreme Court) and 79% (District Court) to a target of 90% of the all-states average ▸ costs associated with dealing with people-smuggling offences under the Migration Act 1958 should be recovered from the Australian Government.	*Not Accepted* The Government does not accept this recommendation, noting that it has made an election commitment that increases in lodgement fees for civil court matters for the District and Supreme courts should be limited to CPI increases. It is also noted that an offender levy has now been introduced to assist in recovering other court costs.
123	The Government expand and continue the reform process commenced with the Moynihan Review by: ▸ extending the types of ticketable offences as well as the range of mandatory ticketable offences ▸ expanding the range of summary offences ▸ introducing an electronic guilty plea for simple and minor indictable offences ▸ streamlining any multiple review or appeal mechanisms for administrative decisions.	*Accepted* The Government accepts this recommendation but notes that broad consultation is needed on the proposals outlined.
E1 Workforce		
124	The goal for the public sector must be to achieve the highest standards of excellence and to ensure that Queensland is the best administered State in Australia.	*Accepted* The Government accepts this recommendation and notes that the vision and goal have already been adopted. Early in its term, strategic planning by Cabinet and CEOs saw a shared goal and vision established for the Queensland Public Sector. The Public Service Commission is leading a culture and values renewal program to embed the behaviours that will ensure the goal and vision are achieved.

28 Queensland Government Response to the Independent Commission of Audit Final Report

Commission of Audit recommendation Queensland Government response

125 All public sector agencies develop and publish a five Accepted year strategic workforce plan. The plan should The Government accepts this recommendation and include the following issues: notes that such an approach is part of the workforce size, composition and capability Government’s broader public sector renewal agenda to identification of demand and supply pressures, improve the quality and effectiveness of the including recruitment challenges and critical skill Queensland public sector. Under current planning, the gaps, that may affect or impede business Government will develop an overall Workforce outcomes Planning Framework to give guidance to specific agency plans, and when agency plans are complete will review

initiatives or strategies to attract, develop and them to ensure consistency and alignment with retain an efficient and effective workforce aligned Government direction.

with business outcomes

identification of workforce metrics, including staff

surveys, to monitor and assess human resource

performance, aligned with and to support

business outcomes.

126 From the recommended agency workforce plans, the Accepted

Public Service Commission develop and implement a As with the previous recommendation, the whole-of-government strategic workforce plan which Government accepts this recommendation and notes addresses future workforce capabilities, needs and that such an approach is part of the Government’s performance. broader agenda to improve the quality and

effectiveness of the Queensland public sector. Under

current planning, the Government will develop an

overall Workforce Planning Framework to give

guidance to specific agency plans, and when agency

plans are complete will review them to ensure

consistency and alignment with Government direction.

This activity is seen as a medium term initiative.

127 The role of the Public Service Commission be Accepted

focussed on setting and coordinating service-wide The Government accepts this recommendation. The human resource and industrial relations strategies, Public Service Commission is already working in this and providing support, guidance and capability way to better support CEOs in discharging their development to agencies in the implementation of accountabilities.

these strategies, rather than seeking to direct and

control agency practices.

E2 Employment Framework

128 The Public Service Act 2008 be amended to Accepted

incorporate the following: The Government accepts this recommendation and core employment conditions for all persons supports the positive outcomes that it will generate,

employed in the Queensland public service but notes that a significant amount of work needs to be streamlining of employment engagements to done on planning and implementing such an approach,

three categories: including ongoing consultation with public sector employees.

1.	Ongoing employment (full time or part time)
2.	Casual employment.
3.	Non-ongoing employment (full time or part time)

129 All other employing legislation for specific groups or Accepted categories of public service employees be amended The Government accepts this recommendation and to remove core employment conditions which are to supports the positive outcomes that it will generate,

be covered in the proposed amendments to the but notes that a significant amount of work needs to be

Public Service Act 2008, with only specific done on planning and implementing such an approach,

qualification and occupation issues to remain. including ongoing consultation with public sector employees.

Queensland Government Response to the Independent Commission of Audit Final Report 29

Commission of Audit recommendation		Queensland Government response
130	The Industrial Relations Act be administered by the Public Service Commission and updated to ensure it is modern, flexible and relevant to the public sector environment.	*Accepted in part* The Industrial Relations Act 1999 covers workplaces outside the Queensland Public Service. Therefore the proposal that the Public Service Commission administer the Act is not accepted. The Government agrees, however, that further work is needed to delineate the roles of the Public Service Commission and the Department of Justice and Attorney-General.
131	Awards continue to provide the basis for public sector wages and conditions; however only matters not covered by legislation or public service directives should be included. The number of awards that apply in the public sector should be significantly reduced.	*Accepted* The Government accepts this recommendation and supports the positive outcomes that it will generate, but notes that a significant amount of work needs to be done on planning and implementing such an approach, including ongoing consultation with public sector employees.
132	Certified agreements only contain wages and conditions for specific groups of employees which are outside award conditions and which are linked to improvements in productivity and performance. All certified agreements are to be approved by the Public Service Commission.	*Accepted* The Government accepts the recommendation as it relates to the contents of certified agreements and their relationship to awards.
E3 Classification Framework		
133	The Public Service Commission: ▸ Review the existing work level standards (or generic level statements, work level descriptions or other similar title) with a view to developing revised whole-of-government work level standards that are modern and meet the needs of agencies ▸ Develop guidelines to assist agencies with the assessment of work value and determination of appropriate levels	*Accepted* The Government accepts this recommendation and supports the positive outcomes that it will generate. Significant progress has already been made in respect of guidelines to assess work value. The Government notes that there will need to be ongoing consultation with public sector employees.
134	The Public Service Act 2008 be amended to provide for: ▸ employees to be appointed to a generic broadbanded level in the public service, rather than a specific position in a public service agency, thereby promoting greater flexibility and mobility in resource utilisation to address the service delivery priorities of the Government ▸ the new broadbanded classification system be in accordance with the Commission's preferred Option A ▸ the proposed new broadbanded classification system be supported by a revised job evaluation methodology based on work level descriptors and core competencies, to be developed by the Public Service Commission, together with guidelines for job evaluations.	*Accepted* The Government accepts this recommendation and supports the positive outcomes that it will generate, but notes that a significant amount of work needs to be done on planning and implementing such an approach, including ongoing consultation with public sector employees.

30 Queensland Government Response to the Independent Commission of Audit Final Report

Commission of Audit recommendation		Queensland Government response
135	Temporary Attraction and Retention Incentives (ARIs), not forming part of base salary, be applied as necessary to meet specific labour market recruiting pressures. The Attraction and Retention Incentives should be approved by the Public Service Commission Chief Executive and should be subject to stringent requirements and performance assessment. The Public Service Commission should ensure annual public reporting on the number and value of temporary ARIs approved.	*Accepted* The Government accepts this recommendation and notes that whilst such incentives are necessary, it expects that these will play a minor role in the overall recruitment profile, and be applicable only in limited circumstances.
E4 Mobility and Flexibility		
136	Agencies be required to adopt flatter organisational structures to encourage more streamlined and effective decision-making processes within Government, thereby reducing regulatory and administrative delays for business and the community.	*Accepted* The Government accepts this recommendation and notes that the Public Service Commission (PSC) has developed models of optimal executive management levels and layers and has reviewed departmental organisation and executive management structures to align the models. The PSC will continue to work closely with chief executives to ensure flatter organisational structures continue to be pursued.
137	The Public Service Act 2008 be amended to remove the 'reasonable grounds' test for transfers and to provide for employees to be transferred on the basis that the terms and conditions of their employment are comparable and that their substantive level of remuneration is maintained.	*Accepted* The Government accepts this recommendation, and notes that whilst there is a need for improved processes in relation to transfers, it will not seek to advance this recommendation without consultation with employees.
138	All Senior Executive Service (SES) officers be employed on standardised contracts. The Chief Executive of the Public Service Commission promote easier transfer and greater mobility of SES officers between departments, in accordance with changing priorities. Department Chief Executives retain responsibility for employment of SES officers, and co -operate with the Public Service Commission to allocate resources across the public service to areas where the Government's needs are greatest.	*Accepted* The Government accepts this recommendation and notes that it is consistent with the approach currently being implemented by the Public Service Commission. The framework required to support this approach will be completed in the short term.
E5 Performance Management		
139	The Public Service Commission co-ordinate and oversee the implementation of more effective performance management arrangements within the public service agencies, including by: ▸ building and supporting the capacity of managers to apply effective performance management practices ▸ developing both financial and non-financial incentives that encourage public service employees to improve performance ▸ streamlining public sector disciplinary processes to deal effectively and expeditiously with under-performing employees.	*Accepted* The Government accepts this recommendation and notes that it is consistent with policies and initiatives currently being developed and implemented by the Public Service Commission.

Queensland Government Response to the Independent Commission of Audit Final Report 31

Commission of Audit recommendation		Queensland Government response
140	Public service agencies ensure that: ▸ performance management practices are applied regularly and consistently at all levels of their organisations ▸ performance management is embedded as a performance expectation for all managers ▸ clear linkages are established between performance management and service delivery outcomes.	*Accepted* The Government accepts this recommendation and notes that it is consistent with policies and initiatives currently being developed and promoted by the Public Service Commission.
141	The responsibility and accountability for the management of minor misconduct matters be returned to public service agencies and managers, with oversight to be provided by way of post-action audit or review by the Public Service Commission.	*Accepted* The Government accepts the intent of this recommendation and the need for greater agency involvement, but notes that the final implementation of this recommendation is subject to the Government's response to the outcomes of the Callinan Review of the Crime and Misconduct Commission.
E6 Departmental Corporate Services		
142	In the short term, the Government continue the transfer of corporate services functions for Queensland Health and the Department of Education, Training and Employment (DETE) back to the Queensland Health Shared Services Provider and DETE Corporate and Professional Services respectively, while at the same time investigating opportunities for immediate savings from contestability of all departmental corporate services functions.	*Accepted* The Government accepts this recommendation and notes that this action has largely been completed.
143	The Government discontinue the mandated use of centralised corporate services functions through Queensland Shared Services.	*Accepted* The Government accepts this recommendation but notes that a detailed implementation plan which first and foremost establishes an orderly process to manage the implications of this recommendation is needed.
144	The Government introduce an open, contestable market for the delivery of all corporate services by public or private providers, based on value for money considerations.	*Accepted* The Government accepts this recommendation and notes that, as with Recommendation 143, a detailed implementation plan which first and foremost establishes an orderly process to manage the implications of this recommendation is needed.
145	Queensland Shared Services be empowered to offer services to agencies on a contestable basis in a competitive market environment while it remains viable to do so.	*Accepted* The Government accepts this recommendation and, as with the Commission's other recommendations relating to corporate service provision, notes that a detailed implementation plan which first and foremost establishes an orderly process to manage the implications of this recommendation is needed.

32 Queensland Government Response to the Independent Commission of Audit Final Report

Commission of Audit recommendation		Queensland Government response
146	The Public Service Commission work with agencies to strengthen their focus on strategic issues which ensure: ▸ senior corporate services staff have the skills and capacity to effectively manage corporate functions (by becoming 'corporate services strategists') in support of agency business and service delivery needs ▸ corporate services staff have the skills and capacity to commission, manage and realise the benefits of contestable transactional corporate services.	*Accepted* The Government accepts this recommendation and notes that as a result of the recent Public Service Commission Review of Corporate Services in agencies, a Corporate Services Taskforce has been established to proceed with implementation of initiatives that simplify processes and address the capacity of staff to undertake key strategic and contestability activities.
E7 Information and Communications Technology		
147	The Government adopt an 'ICT as a service' strategy and source ICT services, especially commoditised services, from private providers in a contestable market where this is feasible and represents value for money.	*Accepted* The Government accepts this recommendation and notes that it is consistent with the findings of the ICT Audit and current industry directions. Transition to this model is based on positive business cases which preserve the integrity of agency systems.
148	The Government utilise as appropriate cloud based computing and other emerging technologies as enablers to complement its 'ICT as a service' strategy.	*Accepted* The Government accepts the recommendation and notes that this approach is a key element of implementing the 'ICT as a service' strategy (Recommendation 147).
149	The Government discontinue the role of CITEC as a centralised provider of ICT services within government, and initiate a process to divest the CITEC business within two years	*Accepted* The Government accepts this recommendation but notes that additional policy work is required to understand the implications and consider broader issues. It notes that CITEC is only part of a broader services provision and ICT asset environment in the Queensland Government, and as with other recommendations relating to ICT and corporate service provision, notes that a detailed implementation plan which first and foremost establishes an orderly process to manage the implications of this recommendation is needed.
150	The Government: ▸ discontinue its role as an owner and manager of significant ICT assets and systems ▸ implement a program to divest ICT assets and systems, with required ICT services to be purchased under contractual arrangements with private providers.	*Accepted* The Government accepts this recommendation and notes that, as with Recommendation 143, a detailed implementation plan which first and foremost establishes an orderly process to manage the implications of this recommendation is needed.
151	The Government implement best practice governance arrangements for the recommended new 'ICT as a service' strategy to ensure that value for money is achieved from this strategy.	*Accepted* The Government accepts this recommendation and supports the Commission in implementing governance arrangements which produce high quality outcomes.

Queensland Government Response to the Independent Commission of Audit Final Report 33

Commission of Audit recommendation		Queensland Government response
152	The Queensland Government Chief Information Office work with agencies to re-focus their ICT resources on strategic issues which ensure: ▸ agency Chief Information Officers have the skills and capacity to effectively manage 'ICT as a service' strategy from both whole-of-government and agency perspectives ▸ agency ICT staff have the skills and capacity to commission, manage and realise the benefits of contestable ICT services.	*Accepted* The Government accepts this recommendation.
E8 Government Procurement		
153	The Government adopt a procurement framework which: ▸ establishes consistent, standardised policies and practices across government ▸ derives maximum leverage from the State's substantial purchasing power, in the acquisition of commoditised and standardised supplies ▸ provides agencies with the flexibility to pursue their own procurement options within the whole-of-government procurement framework to meet their specific needs and where there is demonstrable value for money ▸ ensures annual public reporting of the procurement activity occurring within Queensland Government	*Accepted* The Government accepts this recommendation and notes that it is underway. However, Government also notes the inherent tension between promoting more centralisation and greater devolution in approaches to purchasing and procurement, and will strive to ensure the right balance to achieve best value-for-money outcomes for Queensland taxpayers.
154	The Print Management Unit and Travel Management System be discontinued, with contestability to be introduced to the provision of these services.	*Accepted* The Government accepts this recommendation and notes that implementation is underway as part of the Government's reform agenda.
155	The whole-of-government strategic sourcing review being undertaken by the Government specifically address the following issues: ▸ opportunities for greater cost savings from a more commercial approach to procurement policies, including greater use of contestability for standard supply arrangements ▸ administrative costs and burdens for agencies which may erode the benefit of whole-of-government procurement policies ▸ funding arrangements that provide appropriate incentives to the Queensland Government Chief Procurement Officer and agencies to efficiently manage the costs and benefits of whole-of-government procurement arrangements.	*Accepted* The Government accepts this recommendation and notes that the Review of whole-of-government strategic sourcing has been completed and wave one of implementation is currently underway. Joint sponsorship of the Procurement Taskforce rests with the Public Service Commission and the Department of Housing and Public Works.

34 Queensland Government Response to the Independent Commission of Audit Final Report

Queensland Government Response to the Independent Commission of Audit Final Report 35

36	Queensland Government Response to the Independent Commission of Audit Final Report

Queensland Government Response to the Independent Commission of Audit Final Report 37